UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

THE KROGER CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 23, 2022

On May 2, 2022, The Kroger Co. (“Kroger” or the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”) relating to the Company’s 2022 Annual Meeting of Shareholders to be held virtually on June 23, 2022 at 11:00 a.m. eastern time (the “Annual Meeting”). As previously disclosed, holders of Kroger common shares at the close of business on the record date are entitled to notice of and to vote at the meeting.

The Company is providing this proxy statement supplement (this “Supplement”) solely to correct the number of common shares outstanding as of the record date, which appears on pages 14 and 51 of the Proxy Statement.

The Company hereby replaces in its entirety the subsection under “Questions and Answers about the Annual Meeting” entitled “How many shares are outstanding?” on page 14 of the Proxy Statement as follows:

How many shares are outstanding?

As of the close of business on April 25, 2022, the record date, our outstanding voting securities consisted of 727,752,631 common shares.

The Company hereby replaces in its entirety the introductory paragraph to the table in the section entitled “Beneficial Ownership of Common Stock” on page 51 of the Proxy Statement as follows:

Beneficial Ownership of Common Stock

The following table sets forth the common shares beneficially owned as of April 25, 2022 by Kroger’s directors, the NEOs, and the directors and executive officers as a group. The percentage of ownership is based on 727,752,631 of Kroger common shares outstanding on April 25, 2022. Shares reported as beneficially owned include shares held indirectly through Kroger’s defined contribution plans and other shares held indirectly, as well as shares subject to stock options exercisable on or before June 24, 2022. Except as otherwise noted, each beneficial owner listed in the table has sole voting and investment power with regard to the common shares beneficially owned by such owner.

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. Except as specifically supplemented by the information contained in this Supplement, the information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. If you have already submitted your proxy, you do not need to take any action.